Exhibit 99.1

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP REPORTS STRONG PERFORMANCE RESULTS

FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2003

CENTURY CITY, CALIFORNIA, OCTOBER 3, 2003 - First Regional Bancorp (Nasdaq: FRGB) today reported continued strong performance for both the third quarter and the nine months ended September 30, 2003.  The company’s net income, total assets, total deposits, and net loans all increased approximately 50 percent compared to the similar period last year.

First Regional’s net income for the first three quarters of 2003 rose 54%, to $3,269,000 ($1.14 per share, diluted) compared to $2,117,000 (79 cents per share, diluted) in the same nine months a year ago.  Over the same period, total assets increased by 52% to $640,407,000, total deposits rose 56% to $586,318,000, and net loans grew to $566,741,000, an increase of 59% over the levels of the prior year.

In the third quarter of 2003, First Regional’s net income of $1,306,000 (or 44 cents per share, diluted) represented a 44% increase over the $909,000 and 34 cents per share (diluted) recorded in the third quarter of 2002.

Jack A. Sweeney, chairman and chief executive officer, said:  “We are pleased to register such successful performance for both the third quarter and the first nine months of the year.  These results were achieved despite Federal Reserve action to maintain some of the lowest interest rate levels in history, which has reduced our operating margins below what would be attained under normal circumstances.  Fortunately, First Regional’s growth in total assets, deposits, and loans has overcome the negative impact of these lower margins.

“During the recently completed quarter, First Regional established its newest regional office to serve fast-growing Ventura County.  The new office is led by Regional Vice President Jane Weblemoe, and brings First Regional’s proven banking expertise to businesses and professionals in all of Ventura County, and in particular to the communities of Westlake Village, Thousand Oaks and Camarillo.  The new Ventura County Regional Office is our eighth such facility, and these offices, along with our First Regional Merchant Services and Trust Administration Services Corp. business units, continue to make increasing contributions to our growth and profitability.”

Mr. Sweeney concluded: “Despite continuing economic uncertainties, our confidence remains high regarding the future prospects for our company.  While no one can predict what lies ahead, we will proceed according to the formula which has always served us well – namely, an emphasis on high asset quality, strong capital and prudent reserves.”

First Regional Bancorp is a bank holding company headquartered in Century City.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

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CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

	(000’s omitted)
As of September 30	2003	2002

ASSETS:
Cash and due from banks	$26,491	$25,734
Investment securities	4,854	2,733
Funds sold	25,820	22,975
Federally guaranteed loans	11,225	16,826
Other loans, net	555,516	338,855
Premises and equipment	1,768	1,531
Other real estate owned	0	0
Other assets	14,733	12,781

Total assets	$640,407	$421,435

LIABILITIES AND CAPITAL:
Demand deposits	$234,265	$128,860
Savings deposits	28,168	23,792
Money market deposits	230,511	164,562
Time deposits	93,374	59,427

Total deposits	586,318	376,641

Funds purchased	0	423
Trust securities	12,500	12,500
Other liabilities	8,012	4,996

Total liabilities	606,830	394,560

Stated capital	15,776	12,872
Retained earnings	17,801	14,003
Net unrealized gains (losses) on available-for-sale securities	0	0

Total capital	33,577	26,875

Total liabilities and capital	$640,407	$421,435

Book value per share outstanding	$11.79	$10.22

Total shares outstanding	2,846,779	2,630,039

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Interest and fees on loans	$8,214	$5,838	$22,162	$15,863
Interest on funds sold	69	179	191	333
Interest on securities	19	13	53	45

Revenue from earning assets	8,302	6,030	22,406	16,241

Interest on deposits	733	726	1,895	1,939
Interest on trust securities	142	70	450	212
Interest on funds purchased	1	3	43	7

Cost of funds	876	799	2,388	2,158

	7,426	5,231	20,018	14,083

Provision for loan losses	1,000	150	1,750	350

Net revenue from earning assets	6,426	5,081	18,268	13,733

Other revenue	1,129	877	3,263	2,534

Salaries and related benefits	3,456	2,807	10,122	7,860
Occupancy expense	381	320	1,071	975
Other operating expenses	1,498	1,288	4,774	3,832

Total operating expenses	5,335	4,415	15,967	12,667

Income before provision for taxes	2,220	1,543	5,564	3,600

Provision for income taxes	914	634	2,295	1,483

Net income	1,306	909	3,269	2,117

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Net income per share
Basic	$0.46	$0.35	$1.18	$0.81
Diluted	$0.44	$0.34	$1.14	$0.79

Average shares outstanding	2,844,800	2,629,310	2,773,449	2,629,602
Diluted average shares	2,963,586	2,676,959	2,873,175	2,674,977

RATIO ANALYSIS

Return on Average Equity (%)	15.65	13.25	14.15	10.76
Return on Average Assets (%)	0.85	0.84	0.79	0.73
Efficiency Ratio (%)	62.36	72.28	68.58	76.23
Assets per Employee ($000s)	4,327	3,345

Nonperforming Assets ($000s)	962	165
Reserve for Loan Losses ($000s)	7,000	5,350
Nonperforming Assets / Gross Loans (%)	0.17	0.05
Reserve for Loan Losses / Nonperforming Assets (%)	727.65	3242.42
Reserve for Loan Losses / Gross Loans (%)	1.22	1.48

This report includes forward-looking statements that involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which the Company conducts its operations.